EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Cable One, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other(1)	400,000 (2)	$1,135.475 (1)	$454,190,000	.0000927	$42,103.41
Total Offering Amounts					$454,190,000		$42,103.41
Total Fee Offsets							$0
Net Fee Due							$42,103.41

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of the registrant’s common stock, $0.01 par value per share (“Common Stock”), as reported on the New York Stock Exchange on May 13, 2022.

(2)

Pursuant to Rule 416(a) promulgated under the Securities Act, this registration statement shall also cover any additional shares of Common Stock that become issuable under the Cable One, Inc. 2022 Omnibus Incentive Compensation Plan by reason of any stock splits, stock dividends or similar transactions.